UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
(Amendment No. 1)*
Trina Solar Limited

(Name of Issuer)
Ordinary Shares

(Title of Class of Securities)
G90565 10 5

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	G90565 10 5	Page	2	of	16

1	NAMES OF REPORTING PERSONS Good Energies II LP, acting by its general partner, Good Energies General Partner Jersey Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* Based on 2,537,687,322 ordinary shares, par value $0.00001 per share (the “Ordinary Shares”) of Trina Solar Limited (the “Issuer”), as reported in the prospectus filed with the Securities and Exchange Commission by the Issuer on May 31, 2007 pursuant to Rule 424(b)(4) (the “Prospectus”).

CUSIP No.	G90565 10 5	Page	3	of	16

1	NAMES OF REPORTING PERSONS COFRA Jersey Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	4	of	16

1	NAMES OF REPORTING PERSONS COFRA Holding AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	5	of	16

1	NAMES OF REPORTING PERSONS Good Energies (UK) LLP, acting by its managing member, Good Energies Investments Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	6	of	16

1	NAMES OF REPORTING PERSONS Good Energies AG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Switzerland

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	7	of	16

1	NAMES OF REPORTING PERSONS FIDARC SARL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Luxembourg

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	8	of	16

1	NAMES OF REPORTING PERSONS Good Energies Inc

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	9	of	16

1	NAMES OF REPORTING PERSONS Good Energies Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey, Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No.	G90565 10 5	Page	10	of	16

1	NAMES OF REPORTING PERSONS The Banbury Settlement, acting through Fircroft Limited, as trustee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Channel Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		136,452,242

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		136,452,242

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	136,452,242

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* Based on 2,537,687,322 Ordinary Shares of the Issuer as reported in the Prospectus.

CUSIP No. G90565 10 5	SCHEDULE 13G	Page 11 of 16 Pages
Item 1.
(a)	Name of Issuer:

The name of the issuer is Trina Solar Limited.

(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are located at No.2 Xin Yuan Yi Road, Electronics Park, New District, Changzhou, Jiangsu 213031, People’s Republic of China.
Item 2.
(a)	Name of Person Filing:

This statement is filed by:
(i)	Good Energies II LP, acting by its general partner, Good Energies General Partner Jersey Limited

(ii)	COFRA Jersey Limited

(iii)	COFRA Holding AG

(iv)	Good Energies (UK) LLP, acting through its managing member, Good Energies Investments Limited

(v)	Good Energies AG

(vi)	FIDARC SARL

(vii)	Good Energies Inc

(viii)	Good Energies Holdings Limited

(ix)	The Banbury Settlement, acting through Fircroft Limited, as trustee (collectively, the “Reporting Persons”)
(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Good Energies II LP is at 3rd Floor, Britannic House, 9 Hope Street, St Helier, Jersey JE2 3NS, the Channel Islands.

The address of the principal business office of Good Energies General Partner Jersey Limited is at 3rd Floor, Britannic House, 9 Hope Street, St Helier, Jersey JE2 3NS, the Channel Islands.

The address of the principal business office of COFRA Jersey Limited is at 3rd Floor, Britannic House, 9 Hope Street, St Helier, Jersey JE2 3NS, the Channel Islands.

The address of the principal business office of COFRA Holding AG is at Grafenauweg 10, Zug CH-6301, Switzerland.

CUSIP No. G90565105	SCHEDULE 13G	Page 12 of 16 Pages
The address of the principal business office of Good Energies (UK) LLP is at Fifth Floor 29 Farm Street, London, W1J 5RL, England.

The address of the principal business office of Good Energies Investments Limited is at Fifth Floor 29 Farm Street, London, W1J 5RL, England.

The address of the principal business office of Good Energies AG is at Grafenauweg 4, CH-6301, Zug, Switzerland.

The address of the principal business office of FIDARC SARL is at 48 Rue de Bragance, Luxembourg, Grand Duchy of Luxenbourg.

The address of the principal business office of Good Energies Inc is at 277 Park Avenue, 29th Floor, New York, NY 10172, USA.

The address of the principal business of the office of Good Energies Holdings Limited is Rathbone House 15 Esplanade, St Helier, Jersey JE1 1RB, the Channel Islands.

The address of the principal business of the office of Fircroft is Rathbone House 15 Esplanade, St Helier, Jersey JE1 1RB, the Channel Islands.

(c)	Citizenship:

Good Energies II LP is a limited partnership organized under the laws of Jersey, the Channel Islands.

Good Energies General Partner Jersey Limited is a company incorporated in Jersey, the Channel Islands.

COFRA Jersey Limited is a limited partnership incorporated in Jersey, the Channel Islands.

COFRA Holding AG is a company incorporated in Jersey, the Channel Islands.

Good Energies (UK) LLP is a limited liability partnership organized under the laws of the United Kingdom.

Good Energies Investments Limited is a company incorporated in the United Kingdom.

Good Energies AG is a company incorporated in Switzerland.

FIDARC SARL is a company incorporated in Luxembourg.

Good Energies Inc is a company incorporated in Delaware.

Good Energies Holdings Limited is a company incorporated in Jersey, the Channel Islands.

Fircroft Limited is a company incorporated in Jersey, the Channel Islands.

(d)	Title of Class of Securities:

Ordinary Shares.

CUSIP No. G90565105	SCHEDULE 13G	Page 13 of 16 Pages
(e) CUSIP Number: G90565 10 5

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
All Reporting Persons:
(a) Amount beneficially owned: 136,452,242
(b) Percent of class: 5.4%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: -0-
(ii) Shared power to vote or to direct the vote: 136,452,242
(iii) Sole power to dispose or to direct the disposition of: -0-
(iv) Shared power to dispose or to direct the disposition of: 136,452,242

CUSIP No. G90565105	SCHEDULE 13G	Page 14 of 16 Pages

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
See Exhibit 99.1.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G90565 10 5	SCHEDULE 13G	Page 15 of 16 Pages
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 14, 2008.

GOOD ENERGIES II LP acting by its General Partner GOOD ENERGIES GENERAL PARTNER JERSEY LIMITED

by:	/s/ Fintan Kennedy	by:	/s/ John Hammill

	Name: Fintan Kennedy		Name: John Hammill
	Title: Director		Title: Director

COFRA JERSEY LIMITED

by:	/s/ Fintan Kennedy	by:	/s/ John Hammill

	Name: Fintan Kennedy		Name: John Hammill
	Title: Director		Title: Director

COFRA HOLDING AG

by:	/s/ H.A.S. Vellani	by:	/s/ S. Affentranger

	Name: H.A.S. Vellani		Name: S. Affentranger
	Title: Director		Title: Authorized Signatory

GOOD ENERGIES (UK) LLP, acting by its managing member, GOOD ENERGIES INVESTMENTS LIMITED

by:	/s/ Wayne Woo	by:	/s/ Farida Ahkim

	Name: Wayne Woo		Name: Farida Ahkim
	Title: Director		Title: Secretary

GOOD ENERGIES AG

by:	/s/ A. Rohde	by:	/s/ Marcus Strohmeier

	Name: A. Rohde		Name: Marcus Strohmeier
	Title: Corporate Secretary		Title: Legal Counsel

CUSIP No. G90565105	SCHEDULE 13G	Page 16 of 16 Pages

FIDARC SARL

by:	/s/ Michel de Groote	by:	/s/ Raf Bogaerts

	Name: Michel de Groote		Name: Raf Bogaerts
	Title: Manager		Title: Manager

GOOD ENERGIES INC.

by:	/s/ Richard L. Kauffman	by:	/s/ John Rhodes

	Name: Richard L. Kauffman		Name: John Rhodes
	Title: Director		Title: Director

GOOD ENERGIES HOLDINGS LIMITED

by:	/s/ Roland Beunis

Name: Roland Beunis
Title: Director

THE BANBURY SETTLEMENT, acting through FIRCROFT LIMITED, as trustee

by:	/s/ Louise Adams

Name: Louise Adams
Title: Director
Exhibit Index

Exhibit	Description
99.1	Response to Item 8
99.2	Joint Filing Agreement